Thelen Reid & Priest LLP                                          EXECUTION COPY
                                                                January 14, 2004


                  CONFIDENTIALITY AND NON-COMPETITION AGREEMENT


     AGREEMENT, dated as of January 14, 2004, by and among DISTINCTIVE DEVICES INC., a Delaware corporation ("DDI"), galaxis technology ag, a German corporation (the "Company"), MEDIA HILL COMMUNICATION BERATUNGS-UND VERTRIEBS GMBH, a German limited liability company ("Media Hill"), WINFRIED M. KLIMEK ("W. Klimek") and HANS-JURGEN KLIMEK ("H. Klimek", together with Media Hill and W. Klimek sometimes each individually a "Covenantor" and collectively, the "Covenantors").

          WHEREAS, concurrently with the execution and delivery of this Agreement, DDI is purchasing the outstanding capital stock of the Company from Media Hill pursuant to a Share Purchase Agreement between DDI and Media Hill;

          WHEREAS, the business of the Company involves the development of certain technology relating to digital television software and set-top box technology which it markets in the European Union, and which technology is proprietary to the Company, and a primary reason for DDI's interest in the Company;

          WHEREAS, H. Klimek is the principal shareholder and CEO of Media Hill and W. Klimek is CEO of the Company, and in such positions each of them has knowledge of and access to confidential and proprietary information of the Company;

          WHEREAS, to induce DDI to enter into and close the Share Purchase Agreement, each of the Covenanters agrees to the restrictions set forth herein;

          NOW, THEREFORE, in consideration for the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Covenantors agree as follows:

1. Definitions. As used herein, the following words have the meanings specified:

     1.1  "Confidential Information" means:

          1.1.1 trade secrets concerning the business and affairs of the Companies, product specifications, data, know-how, formulae, compositions, processes, software programs and applications, samples, inventions and ideas, past, current, and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, and any other information, however documented, that is a trade secret within the meaning of German law;

          1.1.2 information concerning the business and affairs of the Companies (which includes historical financial statements, financial projections and budgets, historical and projected sales, spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented); and


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Thelen Reid & Priest LLP                                          EXECUTION COPY
                                                                January 14, 2004


          1.1.3 notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or for the Companies or based, in whole or in part, on any information included in the foregoing.

However, Confidential Information does not include any information that may be in the public domain or come into the public domain not as a result of a breach by the Covenantors of any of the terms or provisions of this Agreement.

     1.2 "Companies" means the Company and its subsidiaries, whether presently owned or hereafter created or acquired.

     1.3 "Creations" means any and all manuscripts, writings, pictorial materials and other creations.

     1.4  "Inventions" means

          1.4.1 any idea, invention, technique, modification, process or improvement (whether patentable or not);

          1.4.2 any industrial design (whether registerable or not); and

          1.4.3 any work of authorship created, conceived, or developed by any of the Companies, either solely or in conjunction with others,

that relates in any way to the business then being conducted or proposed to be conducted by the Companies and any such item created by the Companies, either solely or in conjunction with others, that is based upon or uses Confidential Information.

     1.5 "Non-Compete Period" means the period of time commencing on, and ending three (3) years from, the date hereof.

     1.6  "Territory" means the economic area of the European Union.

2.   Confidential Information.

     2.1 Non-Disclosure. Each Covenantor agrees that he or it will hold in confidence the Confidential Information and will not disclose (in writing or orally) such Confidential Information to any unauthorized persons except with the specific prior written consent of the Company or DDI, or except as otherwise expressly permitted by the terms of this Agreement or except as to W. Klimek in connection with his employment with the Company.

     2.2 Trade Secrets. Any trade secrets of the Companies shall be entitled to all of the protections and benefits under German law and any other applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Covenantors hereby waive any requirement that the Company or DDI submit proof of the economic value of any trade secret or post a bond or other security.


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Thelen Reid & Priest LLP                                          EXECUTION COPY
                                                                January 14, 2004


3.   Non-Competition and Non-Interference Agreement.

     3.1 Restriction. As an inducement for DDI to enter into and close the Share Purchase Agreement and as additional consideration thereunder, each Covenantor (except as to W. Klimek in the course of his employment with the Company) agrees that he or it will not, directly or indirectly:

          3.1.1 During the Non-Compete Period, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed, be associated with, or in any manner connected with, lend such Covenantor's name or any similar name to, lend such Covenantor's credit to or render services or advice to, any business in the Territory whose products or activities compete in whole or in part with the products or activities of the Companies; provided, however, that any Covenantor may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are publicly traded on any securities exchange or automated quotation system;

          3.1.2 Whether for the Covenantor's own account or for the account of any other person, at any time during the Non-Compete Period, solicit business in the Territory of the same or similar type being carried on by the Companies from any person known by such Covenantor to be a customer of the Companies whether or not such Covenantor had personal contact with such person;

          3.1.3 Whether for such Covenantor's own account or the account of any other person (i) at any time during the Restricted Period, solicit, employ, or otherwise engage as an employee or independent contractor any person who is or was an employee of or independent contractor to the Companies at any time during the Non-Compete Period or in any manner induce or attempt to induce any employee of the Companies to terminate his employment with the Company, or (ii) at any time during the Non-Compete Period, interfere with the Company's relationship with any person, including any person who at any time during the Non-Compete Period was an employee, contractor, supplier or customer of the Company; or

          3.1.4 At any time during or after the Non-Compete Period, disparage the Company, its shareholders, directors, officers, employees or agents.

     3.2 Reformation. If any covenant in this Section 3 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Covenantors.

     3.3  Extension. The period of time applicable to any covenant in this
Section 3 with respect to each Covenantor will be extended by the duration of any violation by that Covenantor of such covenant.

4. Remedies. In the event of any breach or threatened breach by any Covenantor of the covenants in this Agreement, the Covenantor specifically recognizes that


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Thelen Reid & Priest LLP                                          EXECUTION COPY
                                                                January 14, 2004


the remedies of DDI and the Company at law may be inadequate and that DDI and /or the Company shall be entitled to all equitable and such other relief, including injunctions, as may be appropriate. Such relief shall not be exclusive of any other rights that DDI or the Company may have at law or in equity. All rights and remedies of DDI and the Company hereunder shall be cumulative and not alternative. In the event DDI or the Company commences any action to enforce its rights under this Agreement, the Covenantor against which any such action is commenced shall bear the expenses (including reasonable attorneys' fees) of DDI or the Company, except to the extent otherwise determined by the tribunal where the action is commenced.

5. Severability. If any term or provision of this Agreement shall be determined to be invalid or unenforceable to any extent or in any application or in any jurisdiction, then the remainder of this Agreement, and of such terms or provision except to such extent or in such application or such jurisdiction, shall not be affected thereby, and each and every term and provision of this Agreement shall be enforced to the fullest extent and in the broadest application which a court of competent jurisdiction would deem valid and enforceable.

6. Representations and Warranties. Each of the parties hereto represents and warrants to the other parties hereto that the statements in the recitals concerning such party are true and correct and that this Agreement constitutes a valid and legally binding obligation of such party enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

7. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered by hand, sent by recognized overnight courier or mailed (postage prepaid) to the parties to this Agreement, to the addresses set forth below or such other address as any party hereto may hereafter duly give to the other parties:

     If to DDI:

     Distinctive Devices Inc.
     One Bridge Plaza
     Suite 100
     Fort Lee, New Jersey  07024
     Attn:  Sanjay Mody, President & CEO

     If to Media Hill:

     Media Hill Communication Beratungs- und Vertriebs GmbH
     Andreastrasse 3
     30159 Hannover
     Germany
     Attn: Hans-Jurgen Klimek

     If to H. Klimek:

     Hans-Jurgen Klimek
     Manteufelstrasse 3
     30163 Hannover
     Germany

     If to W. Klimek


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Thelen Reid & Priest LLP                                          EXECUTION COPY
                                                                January 14, 2004


     Winfried M. Klimek
     Berliner Strasse 6
     23611 Bad Schwartau
     Germany

8. Waivers. The waiver by any party hereto of any breach or requirement of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach or requirement by such party, whether similar or different.

9. Assignment. The rights and obligations of the Covenantors under this Agreement shall be binding upon them and their respective successors, heirs, administrators and assigns, and shall inure to the benefit of the Company and DDI and their respective successors and assigns. The Company and DDI may assign their rights hereunder to (i) an entity resulting or surviving any merger, consolidation or other reorganization to which the Company or DDI is a party,
(ii) to any affiliate of DDI or (iii) any entity to which the Company may transfer or sell all or substantially all of the assets and business of the Company existing at such time.

10. Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and all prior and other agreements, oral or written, concerning the same subject matter, including without limitation all businessmen's discussion, correspondence, and other writings, are not a part of and are superseded by this Agreement. In the event of any conflict between the terms and conditions of this Agreement and those in any other agreement (such as the Share Purchase Agreement or an employment agreement with W. Klimek) between or among the parties hereto as to the subject matter herein, the terms and conditions of this Agreement shall govern.

11. Amendments. This Agreement may not be amended or modified except by a writing executed by each of the parties hereto, which writing specifically refers to this Agreement and expressly states that it is intended to amend or modify this Agreement.

12. Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Germany, without regard to conflict of laws principles.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument (whether in original or facsimile form), but all of which taken together shall be considered one and the same instrument, and shall become binding when one or more counterparts shall have been signed by each of the parties.


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Thelen Reid & Priest LLP                                          EXECUTION COPY
                                                                January 14, 2004


IN WITNESS WHEREOF, the parties have caused this agreement to be executed on the day first written above.



DISTINCTIVE DEVICES INC.

By:      /s/ Sanjay Mody
         ----------------------------
Name:    Sanjay Mody
Title:   President & Chief Executive Officer


MEDIA HILL COMMUNICATION
BERATUNGS- UND VERTRIEBS GMBH

By:      /s/ Hans-Jurgen Klimek
         ----------------------------
Name:    Hans-Jurgen Klimek
Title:   Chief Executive Officer



WINFRIED KLIMEK

By:      /s/ Winfried Klimek
         ----------------------------


HANS JURGEN KLIMEK

By:      /s/ Hans Jurgen Klimek
         ----------------------------


GALAXIS TECHNOLOGY AG

By:      /s/ Winfried Klimek
         ----------------------------
Name:    Winfried Klimek
Title:   Chief Executive Officer


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